Fox Asset Management LLC

Code of Ethics & Business Conduct

Revised: September 26, 2008

Internal Use Only

Fox Asset Management LLC

Code of Ethics and Business Conduct

Fox Asset Management LLC

Code of Ethics and Business Conduct

Fox Asset Management LLC (“Fox”) desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of the firm’s good health, namely its stakeholders, employees, customers and suppliers.  It is the policy of Fox to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards.

Fox welcomes and appreciates the efforts of employees who communicate violations or suspected violations of its Code of Ethics & Business Conduct (“Code”), and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct even if, upon investigation, their suspicions prove to be unwarranted.  To facilitate its compliance efforts, Fox has established a Business Conduct and Ethics Committee (“Ethics Committee”) consisting of the senior business management staff.

All officers and managers of Fox are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

Of course, no code of ethics or conduct can replace the thoughtful behavior of an ethical director, officer or employee, and Fox relies upon each individual within the organization to act with integrity, to use good judgment and to act appropriately in any given situation.  Nevertheless, we believe that this Code can help focus the organization on areas of ethical risk, provide guidance to our personnel to help them to recognize and deal with ethical issues and help to foster a culture of honesty and accountability.  We encourage management and each other employee to review this Code carefully, ask any questions regarding the policies and procedures embodied in this Code to ensure that everyone understands each such policy and procedure and the overall intent of the Code, and make every effort to remain in full compliance with both the letter and spirit of this Code.

Without limiting the generality of the above, the following presents Fox’s policy on specific topics concerning business ethics and legal compliance.

Conflicts of Interest

 Fox’s officers, directors and employees have a duty to be free of conflicting interests that might influence their decisions when representing Fox.  Consequently, as a general matter, our employees are not permitted to maintain any conflict of interest with Fox, and should make every effort to avoid even the appearance of any such conflict.  A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with Fox’s interests as a whole.  A conflict of interest can arise when an employee take actions or has interests that may make it difficult to perform his or her company work objectively and effectively or when an employee or a member of his or her family receives any improper personal benefits as a result of his or her position in Fox.  Any officer or employee who believes that he or she may have a potential conflict of interest must report his or her concerns to a member of Fox’s Ethics Committee immediately.  Without limiting the generality of this Code’s prohibition on conflicts of interest involving Fox’s employees:

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Fox’s dealings with suppliers, customers, contractors and others should be based solely on what is in Fox’s best interest, without favor or preference to any third party, including close relatives.

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Employees who deal with or influence decisions of individuals or organizations seeking to do business with Fox shall not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the chief executive officer of Fox after the interest or personal stake has been disclosed.

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Employees shall not do business on behalf of Fox with close relatives, unless expressly authorized in writing by the chief executive officer of Fox after the relationship has been disclosed.

Certain conflicts of interest arise out of the relationship between officers of Fox and the investment companies advised by Fox (the “Funds”), that are subject to provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the regulations thereunder that address conflicts of interest.  For example, officers of Fox may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds.  Fox's compliance programs and procedures are designed to prevent, or identify and correct, violations of such provisions.  This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between Fox and the Funds.  Or, that employees of Fox may also be employees of one or more investment companies or Subsidiaries covered by this Code or other codes of ethics.  As a result, this Code recognizes that employees of Fox, in the normal course of their duties (whether formally for Fox or for the Funds, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on each entity.  The participation of these employees in such activities is inherent in the contractual relationships between those entities and is consistent with the performance by the employees of their duties.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Personal Securities Trading

All Fox employees have the responsibility at all times to place the interests of clients first, not to take advantage of client transactions, and as stated above, avoid any conflicts, or the appearance of conflicts, with the interests of clients.  The Personal Securities Transactions Policy provides rules concerning personal transactions that employees must follow in carrying out these responsibilities.  Every Fox employee must comply with transaction reporting and pre-approval protocols as defined in the Fox Personal Securities Transactions Policy before effecting personal transactions in certain securities.

Training.  Fox employees are required to attend an orientation meeting with the Fox Compliance Officer.  The purpose of such meeting is to discuss the Code and the pre-clearance procedures for personal securities transactions and to answer any questions such Access Person might have regarding these matters.  A Fox employee must attend this meeting within 30 days after hire.  If the person fails to attend such a meeting, she/he will be prohibited from engaging in any personal Securities transactions, which require pre-clearance until she/he attends such a meeting.

Annual Certification Requirement.  Upon hire and annually thereafter, each Fox employee is required to read and submit a Certification of Compliance indicating that she/he understands and has complied with the terms of Fox’s Code, as well as its applicable Compliance Policies and Procedures.

Quarterly and Annual Reporting Requirements.  All Access Persons must complete and submit an Annual Report of Securities Holdings within ten days of commencing employment at Fox, and annually thereafter; arrange for his or her brokerage firm to send duplicate confirmations and all periodic account statements to the Fox Compliance Department; submit a Quarterly Personal Securities Transaction Report; and report new securities accounts opened on a quarterly basis

Pre-Approval Procedures for Transactions in Securities Issued by Eaton Vance.  Each employee must receive approval by the Eaton Vance Chief Financial Officer before buying or selling Eaton Vance securities.

 Pre-Approval Procedures for Personal Transactions in Non-Eaton Vance Securities.  All Security transactions must be pre-cleared via the submission of completed and signed pre-approval forms.

Prohibited Transactions.  As dictated by applicable securities laws and/or in keeping with Fox’s policy to place the interests of clients first, not to take advantage of Client transactions, and avoid conflicts of interest, all Fox associates are either prohibited, prohibited without prior approval, or are discouraged from engaging in certain transactions including but not limited to Initial Public Offerings, Limited Offerings, Short Sales, Naked Options, Short-term trading, Insider Trading, Investment Clubs, Transactions Counter to Fund Prospectus and Transactions in Restricted List Securities.  In addition, certain Investment or Portfolio Management personnel may not engage in transactions that conflict with, or exploit their duties with respect to advisory, research and/or portfolio management responsibilities.

Corporate Opportunities

Each of our employees holds a personal duty to Fox to advance Fox’s legitimate business interests when the opportunity so arises.  No employee of Fox is permitted to:

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take personally, whether for economic gain or otherwise, any business opportunity  discovered though the use of Fox’s property or information or such person’s position with Fox, where such opportunity might be taken by Fox, unless, after full disclosure, it is authorized in writing by the chief executive officer of Fox;

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use any of Fox’s corporate property, information, or his or her position with Fox for personal gain to the detriment of Fox; or

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compete with Fox, the Parent Company or any of its subsidiary entities.

Confidentiality & Insider Information

It is imperative that our employees safeguard confidential information including, but not limited to, information regarding transactions contemplated by Fox and Fox’s finances, business, computer files, employees, present and prospective customers and suppliers and stockholders. You must not disclose confidential information except where disclosure is authorized by Fox’s chief executive officer or Compliance Department, or is otherwise required by applicable law.  Your obligation to preserve and not disclose Fox’s confidential information continues even after your employment by Fox ends.

You must keep confidential, and not discuss with anyone other than other employees for valid business purposes, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in Fox.  You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

As noted above, no employee of Fox may in any manner use his or her position with Fox or any information obtained in connection therewith for his or her personal gain.  Your obligations to Fox in this regard within the context of non-public, or “insider” information regarding Fox compel particular emphasis.  Employees must not disclose or use or attempt to use “confidential” or “insider” information to further their own interests or for personal gain, economic or otherwise or for any other reason except the conduct of Fox’s business.

Fox is a majority-owned subsidiary of Eaton Vance Corp. (“Parent Company”).  As a publicly traded entity, Eaton Vance’s market price could be affected by “insider information”, or non-public information, that could affect the market price of the parent company or influence investment decisions, regardless of how removed the information may appear to be from the parent company’s financials or business dealings.  Our officers, directors and employees are prohibited from disclosing or using non-public information for personal gain, whether through the purchase or sale of our publicly traded securities or otherwise, and are urged to avoid even the appearance of having disclosed or used non-public information in this manner.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal and may result in civil and/or criminal penalties.  Every employee is responsible for being familiar with Fox’s Policies and Procedures in Prevention of Insider Trading, made available by the Chief Compliance Officer of Fox via periodic distribution and at the firms intranet site (http://foxweb.foxasset.com/).

Protection and Proper Use of Other Corporation Assets

All of our employees should endeavor at all times to protect our Corporation assets and ensure their efficient use.  Theft, carelessness and waste can have a direct impact on Fox and our profitability; corporate assets should be used only for legitimate business purposes and in an otherwise responsible and reasonably efficient manner.

Fair Dealing

Although other sections of this Code specifically address your compliance with applicable laws and regulations and other standards, as a general matter, all of our employees shall endeavor under all circumstances to deal fairly with our customers, suppliers, competitors and employees.  No employee of Fox shall take unfair advantage in the context of his or her position with Fox of any other person or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair-dealing practice.

Compliance with Laws and Regulations

 Fox and its employees shall comply with all laws and regulations applicable to its business, including, but not limited to, the following:

Securities Law.  Applicable federal and state securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as well as applicable rules of FINRA and, in the case of its dealings with Eaton Vance, the listed company rules of the New York Stock Exchange.

Antitrust.  Antitrust and related laws designed to protect against illegal restraint of competition.  Fox will not engage or attempt to engage in agreements with competitors or suppliers to fix or illegally discriminate in pricing, or participate or attempt to participate in any form of bid rigging.

Foreign Activities.  The U.S. Foreign Corrupt Practices Act and, in the case of a Subsidiary organized and doing business in a foreign country, the applicable laws of such country.  Actions taken outside the U.S., whether by non-U.S. personnel or by U.S. personnel operating internationally which may be in conformance with local custom, may be viewed as against permissible American standards of conduct.  Accordingly, in instances where U.S. laws, regulations and standards relating to ethical conduct are more restrictive than those of a particular locality outside the U.S., conduct should be governed by U.S. standards.

You are not expected to know every detail of these or other applicable laws or rules, but should seek advice from Fox’s Compliance staff, or internal legal staff, as appropriate.

Illegal or Unethical Payments

 Fox does not permit illegal, improper, corrupt or unethical payments to be made in cash, property, or services by or on behalf of Fox in order to secure or retain or attempt to secure or retain business or other advantages, including, but not limited to, payments to any employee of a customer or supplier of Fox for the purpose of influencing that employee’s actions with respect to his employer’s business.  Such payments may constitute a crime in most U.S. and foreign jurisdictions.  In jurisdictions where they are not so considered, they are regarded by Fox as unethical payments.  Agents and representatives of Fox are required to follow the provisions of this Code in their dealings on behalf of Fox.

Public Officials.  Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by local law.

Customers and Others.  Business entertainment that is reasonable in nature, frequency and cost is permitted, as is the presentation of modest gifts where customary.  Because no clear guidelines define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard.  Fox employees shall not seek or accept from any prospective or current provider of goods or services to Fox or any prospective or current investment management client of Fox any gift, favor, preferential treatment, or special arrangement of “Material Value” as defined in the Fox Gifts and Entertainment Policy.

Form of Payments of Amounts Due Agents, Representatives and Others.  All payments for commissions or other similar obligations are to be paid by check or draft, bank wire transfer, or other authorized means, and shall, in each case, be made payable to the order of the recipient or his authorized agent.  The use of currency or other forms of “cash” payments is not acceptable.

Accounting and Financial Reporting Standards

 Fox has implemented and will comply with generally accepted accounting principles for entries on our books and records.  Entries should be properly authorized, complete, and accurate and reflect the transactions to which they relate.  No false, artificial, misleading or deceptive entries should be made for any reason.  No employee of Fox shall provide false information to, or otherwise mislead, our independent or internal auditors.  Bank or other accounts shall be fully accounted for and accurately described in our records.

Outside Directorships and Employment

No employee of Fox may serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not for pay, without the prior written approval of his or her department head, the Fox Chief Executive Officer & Chief Compliance Officer, as well as the Parent Company’s Chief Legal Officer.  This restriction shall not apply to serving any charitable or non-profit organization.

Media Inquiries

Occasionally, employees may receive an inquiry from a media representative requesting information or comment on some aspect of the Fox or the Parent Company’s affairs. Such questions must be referred to the Fox CEO and/or the Parent Company’s Director of Public Affairs or the Legal Department as applicable.

Political Activities

Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense.  Fox will not compensate or reimburse employees for such activities.

 Fox will not contribute anything of value to political parties, candidates for public office or elected officials, except in jurisdictions where such contributions are legal and approved by the Fox Chief Executive Officer & Chief Compliance Officer, as well as the Eaton Vance Chief Financial Officer, Chief Legal Officer and the Parent Company’s Chief Financial Officer, Chief Legal Officer and Board of Directors.  Furthermore, without such approval, no corporate asset may be used in support of any organization whose political purpose is to influence the outcome of a referendum or other vote of the electorate on public issues.

Discipline

Any employee who violates or attempts to violate this Code or any other formal policies of Fox may be subject to disciplinary action, up to and including termination, in management’s discretion.

Periodic Review and Revision

Management reserves the right to amend and revise this Code in its sole discretion.  Management shall report such amendments to the Boards of both the Parent Company and that of  any Investment Companies to which Fox advises, who will inform their respective Boards as soon as practicable. At least annually Management shall provide a report to the Boards of both the Parent Company and that of  any Investment Companies to which Fox advises regarding material violations of this Code, who shall review this Code at their discretion.  Employees will be apprised promptly of any changes to the policies, procedures and obligations set forth herein.

Reporting Obligation

It is the responsibility of each of our employees who has knowledge of misappropriation of funds, activities that may be of an illegal nature, or other incidents involving company loss, waste, and abuse or other violations of this Code to promptly report, in good faith, the situation to the Chief Compliance Officer.

Prohibition Against Retaliation

Under no circumstances may Fox or any employee of Fox discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms or conditions of his or her employment on the basis of any lawful act by that employee to:

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provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the federal securities laws, the rules and regulations of the SEC or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to, or the investigation conducted by:

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A federal regulatory or law enforcement agency;

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Any member of Congress or any committee of Congress; or

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Any person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, or terminate misconduct); or

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file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any such alleged violation.

No Rights Created; Not Exclusive Code

This Code is a statement of certain fundamental principles, policies and procedures that govern Fox’s employees in the conduct of Fox’s business.  It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

This Code is not the exclusive code of ethics applicable to employees of Fox, who are also subject to policy, procedures and controls designed to comply with the requirements of rules under the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

Revision Date: September 26, 2008

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